[Date]

Re: Equity Grant

Dear: [Name of Director]

We are pleased to provide you with a grant of shares of stock under the Chicago Mercantile Exchange Holdings Inc. (the “Company”) 2005 Director Stock Plan (the “Plan”) as compensation for your service as a member of the Board of Directors of the Company. Your participation in the Plan will further align your interests with our shareholders. Certain terms of your equity grant follow:

Number of

Shares of Stock:		[number] shares of Class A common stock of Chicago Mercantile Exchange Holdings Inc.

Number of Additional

Shares in Lieu of Cash:		[number] shares of Class A common stock of Chicago Mercantile Exchange Holdings Inc.

	*	* * * * *	*	*

By accepting this stock grant, you hereby agree to the terms and conditions of the Plan.

[Because you have elected to receive additional shares in lieu of all or a portion of the cash portion of your stipend, by accepting such additional shares, you hereby agree to repay the Company any unearned portion of your annual stipend that would otherwise have been payable in cash in the event you leave the Board prior to the next Annual Meeting of Shareholders. The amount of the unearned stipend will be prorated on a monthly basis and will be due within 30 days of your resignation.]

Neither the grant of shares nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that you have a right to continue to provide services as a director, of the Company for any period of time or at any specific rate of compensation.

Chicago Mercantile Exchange Holdings Inc.

By:

Name: Title:	Beth Keeve Managing Director, Organization Development